(h)(1)(i)

July 20, 2012

Todd Modic

Senior Vice President

ING Funds Services, LLC

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Dear Mr. Modic:

Pursuant to the Administration Agreement, dated May 16, 2007, as amended and restated on November 30, 2008, as amended, between ING Separate Portfolios Trust and ING Funds Services, LLC (the “Agreement”), we hereby notify you of our intention to retain you as Administrator to render administrative and other services to ING Emerging Markets Corporate Debt Fund, ING Emerging Markets Hard Currency Debt Fund, and ING Emerging Markets Local Currency Debt Fund (collectively, the “Funds”), each a newly established series of ING Separate Portfolios Trust, effective on July 20, 2012, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Funds to the Amended Schedule A of the Agreement. The Amended Schedule A, with the annual administration fees indicated for the series, is attached hereto.

Please signify your acceptance to act as Administrator under the Agreement with respect to the aforementioned Funds.

Very sincerely,

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Separate Portfolios Trust

ACCEPTED AND AGREED TO: ING Funds Services, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Separate Portfolios Trust

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

between

ING SEPARATE PORTFOLIOS TRUST

and

ING FUNDS SERVICES, LLC

Series	Administrative Fee
(as a percentage of average daily net assets)

ING Emerging Markets Corporate Debt Fund	0.10%

ING Emerging Markets Hard Currency Debt Fund	0.10%

ING Emerging Markets Local Currency Debt Fund	0.10%

ING SPorts Core Fixed Income Fund	0.00%